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                        [letterhead of Coopers & Lybrand]


                                                                   EXHIBIT 23.1



                         CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the Prospectus forming a part of the Registration Statement on Form S-3 (File No. 333-22577) filed by 1st Source Corporation, as amended by Pre-Effective Amendments No. 1 and No. 2, of our report dated January 13, 1997 (except for Note A, for which the date is January 21, 1997), on our audits of the consolidated financial statements of 1st Source Corporation and subsidiaries as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996. We also consent to the reference to our firm under the caption "Experts" in the Prospectus.



                                       /s/ Coopers & Lybrand L.L.P.

                                          COOPERS & LYBRAND L.L.P.


South Bend, Indiana
March 14, 1997